UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2013

Power of the Dream Ventures, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52289	51-0597895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1095 Budapest Soroksari ut 94-96 Hungary
(Address of Principal Executive Offices)

+36-1-456-6061

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of the date of this filing, Julianna Lisziewicz, Ph.D. has been appointed as Chief Science Officer of Genetic Immunity, Inc., Power of the Dream Ventures, Inc.’s (the “Company”) wholly-owned operating subsidiary and as a result will no longer serve as a member of the board of directors (the “Board”) of the Company. In addition, Franco Lori, M.D. will no longer serve as a member of the Board.

On May 31, 2013, the Board unanimously approved the appointment of Peter Boros as a member of the Board. Mr. Boros did not enter into any material plan, contract, or arrangement in connection with his election as director. A discussion of Mr. Boros’ relevant business experience is below.

Peter Boros, age 37

Mr. Peter Boros, age 37, currently serves as Chief Executive Officer of iGlue, Inc., a Hungarian-based development stage software company, where he is responsible for the day to day operations of the company. Since July 1, 2007, Mr. Boros has served as the Commercial Director of Co-Op Inc., a retail chain in Hungary. From 2000 to 2007, Mr. Boros was the manager of the Sales and Marketing Department of Co-Op Inc. Additionally, since 2006, Mr. Boros was the owner and operator of Co-Op Gyor, Inc., a grocery chain which was sold in 2011. Mr. Boros currently serves as member of the board of directors of iGlue, Inc.

Mr. Boros received a MSc degree in Economics from the Budapest University of Economic Sciences.

The Board believes that Mr. Boros’ business acumen and his extensive management experience will significantly contribute to the growth of the Company.

Family Relationships

The Company received a loan from Mr. Boros in the amount of 107,000,000 Hungarian forint (approximately $450,000). The loan carries no interest. As of the date of the filing, the full amount is outstanding.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER OF THE DREAM VENTURES, INC.

Date: June 11, 2013	By:	/s/Viktor Rozsnyay
Viktor Rozsnyay
President, Chief Executive Officer

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